Filing pursuant to Rule 424(b)(2)
Registration Statement No. 333-52256

Prospectus Supplement No. 19

(To Prospectus Dated January 4, 2001)

15,000,000 Shares

EARTHSHELL CORPORATION

Common Stock

        You should read this prospectus supplement along with the accompanying prospectus dated January 4, 2001, and the other documents incorporated by reference into this prospectus supplement before you invest. These documents contain information you should carefully consider before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

        This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

        Information in this prospectus supplement replaces any inconistent information in the base prospectus. Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

        Our principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109-1419. Our telephone number is (805) 897-2294.

        Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 26, 2002

USE OF PROCEEDS

         We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 10 of the prospectus.

PLAN OF DISTRIBUTION

         To date, and and including the issuance of shares pursuant to this prospectus supplement, we have issued and sold 15,000,000 shares of our common stock pursuant to the prospectus dated January 4, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-52256).

         We are offering 742,112 shares of our common stock to Ridgeway Investment Limited ("Ridgeway") pursuant to this prospectus supplement. The common stock will be purchased at a price of $1.15 per share for aggregate proceeds to EarthShell of $853,428.80. To date, and including the issuance of shares pursuant to this prospectus supplement and the receipt of the net proceeds in consideration for those shares, we have issued and sold an aggregate of 4,770,972 shares of our common stock to Ridgeway for aggregate net proceeds of $8,742,729.80. In addition, pursuant to a supplemant to the prospectus dated January 3, 2002, which is part of our Registration Statement of Form S-3 (File No. 33-76092), we are selling to Ridgeway an additional 257,888 shares of our common stock at a price of $1.15 per share.

         Ridgeway and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in the over-the-counter market, in privately negotiated transactions, at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

         The transactions in the shares may be effected by ordinary brokerage transactions and transactions in which the broker solicits purchasers, purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer, block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, or negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         We have agreed to indemnify and hold harmless Ridgeway and each person who controls Ridgeway against certain liabilities, including liabilities under the Securities Act of 1933, as amended, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

MARKET FOR OUR COMMON STOCK

         Our common stock is listed on the NASDAQ National Market under the symbol "ERTH." On March 25, 2002 the closing price of one share of our common stock was $1.3898. The common stock sold under this prospectus supplement will be listed on the NASDAQ National Market after we notify the NASDAQ National Market that the shares have been issued. As of March 25, 2002, we had 127,481,891 shares of common stock outstanding.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

o        our financial prospects;
o        our financing plans;
o        trends affecting our financial condition or operating results;
o        our strategies for growth, operations, and product development and commercialization; and
o        conditions or trends in or factors affecting the foodservice disposables industry.

         Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

            TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                                        Page
                                                        ----
USE OF PROCEEDS                                         S-1
PLAN OF DISTRIBUTION                                    S-1
MARKET FOR OUR COMMON STOCK                             S-1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS       S-1

PROSPECTUS
                                                        Page
                                                        ----
THE COMPANY
RISK FACTORS                                            1
USE OF PROCEEDS                                         10
PLAN OF DISTRIBUTION                                    10
LEGAL MATTERS                                           11
EXPERTS                                                 11
FORWARD-LOOKING STATEMENTS                              11
WHERE YOU CAN FIND MORE INFORMATION                     11
INFORMATION INCORPORATED BY REFERENCE                   12